UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2016 (February 25, 2016)

Summit Midstream Partners, LP
(Exact name of registrant as specified in its charter)

Delaware	001-35666	45-5200503
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1790 Hughes Landing Blvd
Suite 500
The Woodlands, TX 77380
(Address of principal executive offices) (Zip Code)

Registrants’ telephone number, including area code: (832) 413-4770

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
2016 Drop Down Contribution Agreement
On February 25, 2016, Summit Midstream Partners, LP ("SMLP" or the "Partnership") and Summit Midstream Partners Holdings, LLC (“SMP Holdings”) entered into a contribution agreement (the "Contribution Agreement") pursuant to which SMP Holdings agreed to contribute to the Partnership substantially all of (i) the issued and outstanding membership interests of Summit Midstream Utica, LLC, Meadowlark Midstream Company, LLC and Tioga Midstream, LLC (collectively, the "Contributed Entities"), each limited liability companies and indirect wholly owned subsidiaries of SMP Holdings and (ii) SMP Holdings’ 40.0% joint venture interest in each of Ohio Gathering Company, L.L.C. and Ohio Condensate Company, L.L.C. (collectively with the Contributed Entities, the “2016 Drop Down Assets”)(the “2016 Drop Down”). The 2016 Drop Down is expected to close in March 2016 (the "Initial Close"), subject to customary closing conditions.
The consideration to be paid by the Partnership to SMP Holdings for the 2016 Drop Down Assets will consist of (i) a cash payment to SMP Holdings at Initial Close of $360.0 million (the “Initial Payment”) which will be funded with borrowings under the Partnership's revolving credit facility and (ii) a deferred payment in 2020 (the “Deferred Payment”).  The Deferred Payment will be equal to:

•	six-and-one-half (6.5) multiplied by the average adjusted EBITDA, as defined in the Contribution Agreement, of the 2016 Drop Down Assets for 2018 and 2019;

•	less the Initial Payment;

•	less all capital expenditures incurred for the 2016 Drop Down Assets between the Initial Close and December 31, 2019;

•	plus all adjusted EBITDA from the 2016 Drop Down Assets between the Initial Close and December 31, 2019.
At the discretion of the board of directors of our general partner, Summit Midstream GP, LLC, the Deferred Payment can be paid in cash, SMLP common units, or a combination thereof.
Management currently estimates that the Deferred Payment will be between $800.0 million and $900.0 million.  The Deferred Payment will be reflected as a liability on the Partnership’s balance sheet until paid.  Management currently expects that the Deferred Payment will be financed with a combination of (i) net proceeds from the sale of common units by the Partnership, (ii) the net proceeds from the issuance of senior unsecured debt by the Partnership, (iii) borrowings under the Partnership's revolving credit facility and (iv) other internally generated sources of cash.
The Contribution Agreement generally contains customary representations, warranties and covenants of SMLP and SMP Holdings. SMP Holdings, on the one hand, and SMLP, on the other, have agreed to indemnify each other and their respective affiliates against certain losses resulting from any breach of their representations, warranties or covenants contained in the Contribution Agreement, subject to certain limitations and survival periods. SMP Holdings’ indemnity obligations related to the 2016 Drop Down Assets terminate, subject to certain exceptions, on the first anniversary of the date of the Initial Close.
As of February 16, 2016, SMP Holdings owns a 44.9% limited partner interest in SMLP and a 100% ownership interest in the general partner of SMLP. The terms of the 2016 Drop Down were approved by the conflicts committee of the board of directors of our general partner, which committee consists entirely of independent directors, and by the entire board of directors of our general partner. The conflicts committee engaged Evercore Partners to act as its independent financial advisor and to render a fairness opinion, and Akin Gump Strauss Hauer & Feld, LLP to act as its legal advisor.
The description of the Contribution Agreement above does not purport to be complete and is qualified in its entirety by reference to the complete text of the Contribution Agreement, a copy of which is filed as Exhibit 10.1 and is incorporated herein by reference.
Contingent Amendment to Credit Agreement
Contingent upon the closing of the 2016 Drop Down, the Partnership will close on an amendment to its revolving credit facility (the "Contingent Amendment"). In connection with the Contingent Amendment, (i) the revolving credit facility's available borrowing capacity will increase from $700.0 million to $1.25 billion, (ii) a new investment basket will be added allowing the Co-Issuers (as that term is defined in the credit agreement) to buy back up to $100.0 million of the Partnership's outstanding senior unsecured notes and (iii) various amendments will be approved to facilitate the 2016 Drop Down. The above description of the Contingent Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Contingent Amendment, a copy of which is filed as Exhibit 10.2 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1	Contribution Agreement between Summit Midstream Partners Holdings, LLC and Summit Midstream Partners, LP dated as of February 25, 2016
10.2	Second Amendment to Second Amended And Restated Credit Agreement dated as of February 25, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Summit Midstream Partners, LP
(Registrant)

	By:	Summit Midstream GP, LLC (its general partner)

Date: March 1, 2016	/s/ Matthew S. Harrison
Matthew S. Harrison, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Contribution Agreement between Summit Midstream Partners Holdings, LLC and Summit Midstream Partners, LP dated as of February 25, 2016
10.2	Second Amendment to Second Amended And Restated Credit Agreement dated as of February 25, 2016

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